UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: November 19, 2008

(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

(Exact name of registrant as specified in its charter)

Washington	000-13468	91-1069248
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)

1015 Third Avenue, 12th Floor, Seattle, Washington	98104
(Address of principal executive offices)	(Zip Code)

(206) 674-3400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.     Other Events.

On November 19, 2008, Expeditors International issued the following press release:

Expeditors International of Washington, Inc. (NASDAQ: EXPD), a global logistics company, announced today that its Board of Directors has approved a modification to the Company’s Equal Employment Opportunity policy (EEO) statement to expressly include the words “sexual orientation.” You can find our complete EEO policy statement in our Code of Business Conduct at www.expeditors.com.

A shareholder proposal to request this change has been on the Company’s proxy statement for the last three years. In reviewing the results of this year’s votes, in conjunction with the Company’s 2nd quarter 2008 SEC filing on Form 10-Q, the Company determined that, because of a recent by-law change, abstentions which were counted as votes against this proposal, should have been considered as non-votes. The result of this change meant that the advisory shareholder proposal had passed. Accordingly, the Board of Directors unanimously approved the change sought by the proposal.

Expeditors is a global logistics company headquartered in Seattle, Washington. The company employs trained professionals in 182 full-service offices, 69 satellite locations and 4 international service centers located on six continents linked into a seamless worldwide network through an integrated information management system. Services include air and ocean freight forwarding, vendor consolidation, customs clearance, marine insurance, distribution and other value added international logistics services.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

November 20, 2008	/s/ R. JORDAN GATES
R. Jordan Gates, President and Chief Operating Officer